UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2009

DIONICS, INC.

(Exact name of registrant as specified in its charter)

Commission file number 001-03323

Delaware	11-2166744
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

65 Rushmore Street
Westbury, New York	11590
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (516) 997-7474

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03

Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Background

In 1987, Dionics, Inc. (the “Company”) entered into a salary continuation agreement, amended in 1997 and 1998 (the “deferred compensation agreement”), with Bernard L. Kravitz, the Company’s President, which provides for payments to be paid to Mr. Kravitz.  In May 2004, and as required under an investment made by a third party, Mr. Kravitz agreed to forgive $200,000 of amounts due to him under the deferred compensation agreement and postpone any and all remaining payments due him under the deferred compensation agreement for a period of five years starting May 18, 2004.  As of March 31, 2009, there is a remaining balance of $301,000 owing to Kravitz which will become due and payable as of May 18, 2009 following the expiration of the five year postponement described above.

May 1, 2009 Agreement

Pursuant to an agreement entered into on May 1, 2009 between the Company and Bernard L. Kravitz, Mr. Kravitz has agreed to sell, transfer and assign to the Company his remaining interest in the deferred compensation agreement in exchange for which the Company will pay Mr. Kravitz $75,000 in cash and issue Mr. Kravitz a convertible promissory note (the “Note”) in the principal amount of $225,000 which shall be due and payable in three years with 5% annual interest payable quarterly.  The principal shall at the option of Mr. Kravitz be convertible into shares of the Company’s common stock at a conversion price of $0.09 per share if converted during the first year, $0.14 per share if converted during the second year, and $0.19 per share if converted during the third year.

The foregoing description of the agreement and the Note is qualified in its entirety by the full text of such documents which are filed as Exhibits 99.1 and 99.2 to this report and incorporated by reference into this Item 2.03.

Item 9.01

Financial Statements and Exhibits.

Exhibits:

99.1   Agreement dated as of May 1, 2009 between Dionics, Inc. and Bernard L. Kravitz.

99.2   Convertible Promissory Note between Dionics, Inc. and Bernard L. Kravitz dated May 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIONICS, INC.

(Registrant)

Dated: May 4, 2009

By:   /s/ Bernard L. Kravitz

Name:  Bernard L. Kravitz

Title:  President

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